Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152	Earnings Release

FOR IMMEDIATE RELEASE

Valassis Announces Results for the Fourth Quarter and Full Year Ended Dec. 31, 2008

Livonia, Mich., Feb. 17, 2009: Valassis (NYSE: VCI) today announced financial results for the fourth quarter and full-year ended Dec. 31, 2008. We reported quarterly revenue of $626.3 million, down 5.3% from $661.5 million for the prior year quarter due primarily to the impact of the continued uncertainty in the global macroeconomic environment. For the fourth quarter of 2008, adjusted EBITDA* was $62.6 million, down from adjusted EBITDA* of $78.5 million for the prior year quarter.  During the fourth quarter of 2008, we reported a $245.7 million pre-tax, non-cash impairment charge related to goodwill and other intangible assets that resulted in a quarterly net loss of $222.0 million, or $4.63 per share, compared to net earnings of $20.6 million, or $0.43 per share, in the prior year quarter. Without the impairment charge, net earnings for the quarter would have been $1.4 million or $0.03 per share.

Full-year 2008 revenue was $2,381.9 million, up 6.2% from reported full-year 2007 revenue of $2,242.2 million (which excludes revenue for ADVO, Inc. for the period of Jan. 1, 2007 through March 1, 2007).  Full-year 2008 revenue decreased 3.4% compared to pro forma revenue for full-year 2007 of $2,465.7 million. Full-year 2008 adjusted EBITDA* was $216.8 million, as compared to full-year 2007 adjusted EBITDA* of $252.8 million. With the aforementioned impairment charge, full-year 2008 net loss was $207.5 million, or $4.32 per share, as compared to full-year 2007 net earnings of $58.0 million.  Net earnings for the year would have been $15.9 million, or $0.33 per share without this charge.

“As the prolonged economic downturn continues to constrict client advertising budgets, we remain focused on what we can control – our strategy, execution and costs,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.  “A number of our products are well positioned in this recessionary environment, as they deliver value to a growing list of today’s deal-seeking consumers.”

Some additional financial highlights include:
•	Achieved 2008 Cost Synergies: Total 2008 cost synergies resulting from our acquisition of ADVO, Inc., were $38.4 million compared to our target of $38.0 million.
•
Reduction of SG&A Costs: Fourth-quarter 2008 SG&A costs were $97.9 million, which includes $2.5 million in legal costs related to the News America lawsuit and $4.2 million in severance costs, compared to the prior year quarter SG&A costs of $107.1 million which included $7.6 million in non-recurring charges.  This 8.6% reduction was due primarily to decreases in incentive-based compensation, discretionary spending and staffing.

•
Reduction of Capital Expenditures: Capital expenditures for the fourth quarter of 2008 were $5.3 million. Full-year 2008 capital expenditures were $24.7 million, well below our full-year 2008 guidance of $35.0 million.

•
Liquidity: During 2008 we generated $96.3 million in Cash Flow from Operations and had a net decrease in debt of $108.0 million.  We subsequently paid off and cancelled our 6 5/8% Senior Secured Notes that matured on Jan. 15, 2009.  No other material debt maturities are scheduled until 2014.  We announced on Jan. 26, 2009, that we amended our senior secured credit facility to, among other things, permit us to use up to $125 million to repurchase from tendering lenders our outstanding term loans at prices below par through one or more “modified Dutch” auctions during 2009.  In addition, we also agreed to voluntarily reduce the availability on our revolving credit portion of the senior secured credit facility from $120 million to $100 million.  The amendment also permits us to exclude from the definition of Consolidated Interest Expense swap breakage costs in connection with any repurchases or payments on outstanding term loans.

•
Pre-Tax, Non-Cash, Impairment Charge: In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we recorded a pre-tax, non-cash, impairment charge of $245.7 million.  The charge represents a decrease in the market value of our business and does not affect our cash flow or day-to-day operations.  In addition, we recorded a write-down of $4.8 million related to our investment in China.

VCI 4Q08 Earnings

Outlook
Management noted that it continues to see declines in client marketing budgets due to adverse economic conditions.  Based on current forecasts, we reiterate our guidance announced on Nov. 6, 2008: we assume a mid-single digit decline in revenue in the first half of 2009 and flat to slightly down revenue in the second half of 2009, which should result in 2009 adjusted EBITDA* of approximately $215.0 million and allow us to meet our covenant requirements throughout 2009.

“Our 2009 Profit Maximization Plan is on track to reach its total cost savings goal of $50 to $60 million for 2009,” said Robert L. Recchia, Valassis Executive Vice President and Chief Financial Officer. “We are quickly adapting to the changing economic environment and doing the right things to control costs, minimize risk and maintain a strong balance sheet and cash flow.”

Business Segment Discussion
•
Shared Mail:  Revenue for the fourth quarter of 2008 was $337.1 million, down 11.0% compared to the prior year revenue for the quarter.  The decline was due to reduced spending in the mass merchandising vertical, lightweighting by grocery retailers and lower wrap revenue.  Segment profit for the quarter was $22.8 million compared to $34.4 million for the prior year quarter. Full-year 2008 segment revenue was $1,370.8 million compared to pro forma full-year 2007 segment revenue of $1,406.9 million.  Full-year 2008 segment profit was $89.8 million.

•
Neighborhood Targeted Products:  Revenue for the fourth quarter of 2008 was $153.8 million, up 8.0% compared to the prior year quarter revenue of $142.4 million, due primarily to an increase in spend in the financial, insurance and telecom verticals.   Segment profit for the quarter was $11.0 million compared to $16.1 million for the prior year quarter. Segment profit declines for the quarter were due primarily to a shift in product mix. Full-year 2008 segment revenue was $469.2 million, down 2.4% from full-year 2007.  Full-year 2008 segment profit was $38.8 million, down 36.7% from full-year 2007.

•
Market Delivered Free-standing Inserts (FSI):  Revenue for the fourth quarter of 2008 was $91.5 million, up 1.4% compared to the prior year quarter due to an increase in industry unit volume of 5.2%. FSI cost of goods sold was up for the quarter on a cost per thousand (CPM) basis as a result of higher paper prices.  Segment profit for the quarter was $2.0 million compared to $1.2 million for the prior year quarter.  Full-year 2008 segment revenue was $370.2 million, down 7.7% from full-year 2007 due primarily to a mid-single digit price decline.  Full-year 2008 segment profit was $1.8 million, down 91.3% from full-year 2007.

•
International, Digital Media & Services:  Revenue for the fourth quarter was $43.9 million, down 12.5% compared to the prior year quarter due primarily to our sale of the French and one-to-one direct mail services businesses and the discontinuance of media business in other European countries.  Without these businesses, revenue for the quarter would have been $41.8 million compared to $39.1 million in the prior year quarter, an increase of 6.9%.  Segment profit for the quarter was $3.8 million, including restructuring charges of $0.6 million, compared to a loss of $2.4 million for the prior year quarter which included restructuring charges of $7.6 million. Full-year 2008 segment revenue was $171.7 million, down 1.7% from full-year 2007.  Without the discontinued businesses previously discussed, revenue would have been $147.1 million for 2008 compared to $142.6 million in full-year 2007, an increase of 3.2%.  Segment profit for the full-year 2008 was $0.6 million and included restructuring charges of $2.5 million, down 77.8% from full-year 2007, due primarily to continued investment in our interactive initiative.

VCI 4Q08 Earnings

Segment Results Summary

	Quarter Ended Dec. 31,
Revenue by Segment (in millions)	2008	2007	% Change
Shared Mail	$337.1	$378.7	-11.0%
Neighborhood Targeted	$153.8	$142.4	8.0%
Free-standing Insert	$91.5	$90.2	1.4%
International, Digital Media & Services (1)	$43.9	$50.2	-12.5%
Total Segment Revenue	$626.3	$661.5	-5.3%

	Quarter Ended Dec. 31,
Segment Profit (in millions)	2008	2007	% Change
Shared Mail	$22.8	$34.4	-33.7%
Neighborhood Targeted	$11.0	$16.1	-31.7%
Free-standing Insert	$2.0	$1.2	66.7%
International, Digital Media & Services (1)	$3.8	$(2.4)	258.3%
Total Segment Profit	$39.6	$49.3	-19.7%

1 The segments previously known as International and Services and Household Targeted were aggregated into one segment, International, Digital Media and Services, due to their immateriality versus the remaining segments. Also as of Jan. 1, 2008, the ADVO Canada business previously accounted for in the Shared Mail segment was merged into Valassis Canada and is now included in International, Digital Media and Services.  Prior year pro forma revenue has been reclassified here for comparison purposes.

Conference Call Information
We will hold an investor call today to discuss our fourth-quarter 2008 results at 11 a.m. (ET). The call-in number is (800) 218-4007. The call will simulcast on our Web site, at http://www.valassis.com, and replay through March 2, 2009 at (800) 405-2236, pass code 11123117. This earnings release and the webcast will be archived on our Web site under “Investor.”

VCI 4Q08 Earnings

Non-GAAP Financial Measures
*We define adjusted EBITDA as earnings before net interest and other non-cash expenses, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive. We define adjusted cash flow as earnings before depreciation, amortization, stock-based compensation expense and amortization of a client contract incentive less capital expenditures.  Adjusted EBITDA and adjusted cash flow are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies.  Accordingly, management believes that adjusted EBITDA and adjusted cash flow may be useful in assessing our operating performance and our ability to meet our debt service requirements.  In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•	adjusted cash flow does not reflect the residual cash flow available for discretionary expenditures since certain non-discretionary expenditures are not deducted from the measure;
•
other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

Because of these limitations, adjusted EBITDA and adjusted cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally.  Further important information regarding operating results and reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found below.

Reconciliation of 2009 Adjusted EBITDA Guidance to 2009 Net Earnings Guidance:

Full-year 2009 Guidance ($ in millions)
Net Earnings	$36.2
Add back:
Interest and other, net	82.0
Income taxes	23.1
Depreciation and amortization	65.0

EBITDA	$206.3

Add back:
FAS123r expense	8.7

Adjusted EBITDA	$215.0

VCI 4Q08 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flow from Operations
Quarter Ended December 31, 2008
(dollars in thousands)
Unaudited

		Three Months Ended	Three Months Ended
		Dec. 31,	Dec. 31,
		2008	2007

Net Earnings (Loss) - GAAP		$(222,004)	$20,550

plus:	Income taxes	(14,155)	6,571
	Interest expense, net	22,817	22,643
	Other non-cash expenses (income), net	6,873	(460)
	Depreciation and amortization	17,213	18,419
	Impairment charge	245,700	-

EBITDA		$56,444	$67,723

	Stock-based compensation expense (SFAS No. 123R)	1,705	1,960
	Amortization of customer contract incentive	-	1,215
	Restructuring costs/severance	4,417	7,634

Adjusted EBITDA		$62,566	$78,532

	Interest expense, net	(22,817)	(22,643)
	Income taxes	14,155	(6,571)
	Restructuring costs, cash	(4,417)	(6,534)
	Changes in operating assets and liabilities	(17,968)	(3,385)

Cash Flow from Operations		$31,519	$39,399

VCI 4Q08 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flow from Operations
Year Ended December 31, 2008
(dollars in thousands)
Unaudited

		Year Ended	Year Ended
		Dec. 31,	Dec. 31,
		2008	2007

Net Earnings (Loss) - GAAP		$(207,491)	$58,002

plus:	Income taxes	(5,022)	30,858
	Interest expense, net	92,666	79,582
	Other non-cash expenses (income), net	5,334	(2,672)
	Depreciation and amortization	69,368	62,507
	Impairment charge	245,700	-

EBITDA		$200,555	$228,277

	Acquisition/litigation-related expenses	-	1,987
	Stock-based compensation expense (SFAS No. 123R)	7,068	7,258
	Amortization of customer contract incentive	2,430	4,860
	Asset write-off charge	-	1,963
	Restructuring costs/severance	6,778	8,440

Adjusted EBITDA		$216,831	$252,785

	Interest expense, net	(92,666)	(79,582)
	Income taxes	5,022	(30,858)
	Acquisition/litigation-related expenses	-	(1,987)
	Restructuring costs, cash	(6,778)	(7,340)
	Changes in operating assets and liabilities	(26,152)	23,814

Cash Flow from Operations		$96,257	$156,832

VCI 4Q08 Earnings

About Valassis
Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through our interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; our ability to satisfy the continued listing requirements of the New York Stock Exchange; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of our business; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow…

VCI 4Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)
Unaudited

Assets	Dec. 31,	Dec. 31,
	2008	2007
Current assets:

Cash and cash equivalents	$126,556	$125,239
Accounts receivable	479,749	515,490
Inventories	48,173	43,591
Refundable income taxes	15,509	6,553
Deferred income taxes	1,879	-
Other	31,235	19,379

Total current assets	703,101	710,252

Property, plant and equipment, at cost	484,765	506,383

Less accumulated depreciation	(250,828)	(201,832)

Net property, plant and equipment	233,937	304,551

Intangible assets	984,840	1,229,124

Less accumulated amortization	(92,418)	(83,195)

Net intangible assets	892,422	1,145,929

Investments	2,555	7,159

Other assets	21,166	22,562

Total assets	$1,853,181	$2,190,453

More tables to follow  . . .

VCI 4Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(dollars in thousands)
Unaudited

Liabilities and Stockholders' Equity	Dec. 31,	Dec. 31,
	2008	2007
Current liabilities:

Current portion, long-term debt	$58,037	$30,900
Accounts payable and accruals	440,214	462,410
Progress billings	44,539	45,616
Deferred income taxes	-	2,470

Total current liabilities	542,790	541,396

Long-term debt	1,144,530	1,279,640
Other liabilities	66,029	29,026
Deferred income taxes	94,418	120,500

Stockholders' equity:

Common stock	635	634
Additional paid-in capital	58,496	51,482
Retained earnings	484,772	692,263
Treasury stock	(520,170)	(520,227)
Accumulated other comprehensive loss	(18,319)	(4,261)

Total stockholders' equity	5,414	219,891

Total liabilities and stockholders' equity	$1,853,181	$2,190,453

More tables to follow  . . .

VCI 4Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(dollars in thousands, except per share data)
Unaudited

	Quarter Ended	Quarter Ended
	Dec. 31,	Dec. 31,	%
	2008	2007	Change

Revenue	$626,250	$661,487	- 5.3%

Costs and expenses:
Costs of products sold	486,522	502,789	- 3.2%
Selling, general and administrative	97,906	107,088	- 8.6%
Amortization	2,306	2,306	+0.0%
Impairment charge	245,700	-
Total costs and expenses	832,434	612,183	+ 36.0%

Operating income (loss)	(206,184)	49,304	- 518.2%

Other expenses and (income):
Interest expense	23,607	24,493	- 3.6%
Interest income	(790)	(1,850)	- 57.3%
Other expense (income)	7,158	(460)	+ 1656.1%
Total other expenses	29,975	22,183	+ 35.1%

Earnings (loss) before income taxes	(236,159)	27,121	- 970.8%

Income taxes	(14,155)	6,571	- 315.4%

Net earnings (loss)	$(222,004)	$20,550	- 1180.3%

Net earnings (loss) per common share, diluted	$(4.63)	$0.43	- 1176.7%

Weighted average shares outstanding, diluted	47,959	47,882	+ 0.2%

Supplementary Data
Amortization	$2,306	$2,306
Depreciation	14,907	16,113
Capital expenditures	5,264	15,404

More tables to follow  . . .

VCI 4Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(dollars in thousands, except per share data)
Unaudited

	Year Ended	Year Ended
	Dec. 31,	D ec. 31,	%
	2008	2007	Change

Revenue	$2,381,907	$2,242,171	+6.2%

Costs and expenses:
Costs of products sold	1,855,894	1,714,181	+ 8.3%
Selling, general and administrative	385,826	354,305	+ 8.9%
A mortization	9,223	7,915	+ 16.5%
Impairment charge	245,700	-
Total costs and expenses	2,496,643	2,076,401	+ 20.2%

Operating income (loss)	(114,736)	165,770	- 169.2%

Other expenses and (income):
Interest expense	95,579	84,915	+ 12.6%
Interest income	(2,913)	(5,333)	- 45.4%
O ther expense (incom e)	5,111	(2,672)	+ 291.3%
Total other expenses	97,777	76,910	+ 27.1%

Earnings (loss) before income taxes	(212,513)	88,860	- 339.2%

Income taxes	(5,022)	30,858	- 116.3%

Net earnings (loss)	$(207,491)	$58,002	- 457.7%

Net earnings (loss) per common share, diluted	$(4.32)	$1.21	- 457.0%

Weighted average shares outstanding, diluted	47,983	47,885	+ 0.2%

Supplementary Data
A mortization	$9,223	$7,915
D epreciation	60,145	54,592
Capital expenditures	24,659	38,302